Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Laurie Berman/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2008 FIRST QUARTER
FINANCIAL RESULTS
Carpinteria, Calif. — May 17, 2007 — QAD Inc. (NASDAQ: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2008 first quarter ended April 30, 2007.
Total revenue increased 6% to $56.6 million in the first quarter of fiscal 2008 from $53.4 million in the same period last year. License revenue for the fiscal 2008 first quarter was $10.2 million, which was below the company’s original expectation and impacted by sales management changes in QAD’s North America region. A portion of the license revenue that was expected in the fiscal 2008 first quarter was deferred due to the timing of contracts and a hosted offering deal, and should be recognized in subsequent quarters. In the first quarter of fiscal 2007, license revenue was $10.3 million.
Maintenance and other revenue was $31.0 million in the first quarter of fiscal 2008, versus $30.2 million in the first quarter of fiscal 2007. Services revenue was $15.4 million in the first quarter of fiscal 2008, compared with $12.9 million in last year’s first quarter.
“During the quarter we commenced several important initiatives that had a greater than anticipated impact on license revenue for the period,” said Karl Lopker, chief executive officer of QAD. “These initiatives, which included aligning our sales teams to further strengthen their vertical market focus and increasing our hiring efforts within the sales organization, resulted in a short-term disruption to our sales efforts but should benefit QAD long-term.”
Net loss for the fiscal 2008 first quarter was $1.9 million, or $0.06 per share, including pre-tax stock compensation expense of $1.5 million, or $0.03 per diluted share net of tax. In the comparable period last year, net income was $1.4 million, or $0.04 per diluted share, which included stock compensation expense of $1.3 million, or $0.02 per diluted share net of tax.
Gross margin for the first quarter of fiscal 2008 was 56%, compared with 60% in the same period last year. Fiscal 2008 first quarter gross margin was impacted by the change in revenue mix and lower than expected margins in services, maintenance and other revenue. Total operating expenses were $35.0 million in the fiscal 2008 first quarter, compared with $31.4 million in the comparable period last year. The increase in total operating expenses primarily reflects higher personnel costs and professional fees.
QAD’s cash and equivalents balance at April 30, 2007, was $58.1 million, versus $56.8 million at January 31, 2007. Cash and equivalents balances for both quarters include $2.6 million in restricted cash. For the fiscal 2008 first quarter, cash flow provided by operations was $1.0 million, compared with $11.2 million for the fiscal 2007 first quarter.
On February 1, 2007, QAD adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, (FIN 48). The company is currently completing its evaluation of the impact of the adoption of FIN 48 which will be reflected in its quarterly report on Form 10-Q for the period ended April 30, 2007. The adoption of FIN 48 may result in adjustments to QAD’s financial statements.
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QAD Inc.

First Quarter Fiscal 2008 Highlights
•	QAD received orders from 17 customers representing more than $500,000 each in combined license, support and services billings, including four orders in excess of $1.0 million, one of which exceeded $2.0 million;

•	QAD sold licenses to global manufacturers across its six vertical markets, including Boots Company, Coca-Cola Enterprises, CoorsTek, Ford Motor Company, Fujikura, Gemalto, GenTek, Hewlett-Packard, Medela, Schlumberger, Shanghai Zhenxin Electronic Engineering, Unilever and Valley Consumer Products Group;

•	As part of the company’s focus on developing on-demand offerings, QAD entered into its first significant hosted application transaction with Dana Corporation to provide ongoing hosting and application management services for Dana’s operations in Mexico. QAD expects to recognize the revenue associated with this transaction over subsequent quarters;

•	QAD launched Enterprise Applications 2007 (QAD 2007), a complete product suite to address the requirements of global enterprises. QAD 2007 includes enhanced functionality that allows global manufacturers to better manage supply and demand chains, enterprise assets, and transportation and logistics, while streamlining communication and improving manufacturing productivity;

•	On May 16, 2007, the board of directors authorized an open market repurchase program for one year to buy up to one million shares of QAD common stock;

•	Today, QAD announced a quarterly cash dividend of $0.025 per share of common stock.
Business Outlook
QAD expects fiscal 2008 second quarter revenue of between $60.0 million and $63.0 million and earnings in the range of $0.01 to $0.03 per diluted share, depending on the level and mix of revenue. This guidance includes a charge for stock compensation expense of $0.03 per diluted share net of tax.
QAD updated its full-year fiscal 2008 outlook and now anticipates revenue of between $247 million and $258 million and earnings in the range of $0.18 to $0.28 per diluted share. This range of earnings includes an estimated charge for stock compensation expense of $0.11 per diluted share net of tax. QAD assumes an effective tax rate of 38% for fiscal 2008. This effective tax rate is higher than previously assumed due to a change in the mix and level of income generated from higher tax jurisdictions.
The company noted that these projections are subject to various risks, including, among other factors, the environment for information technology investment and other global economic dynamics.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2008 first quarter. The conference call will be webcast live and is accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
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QAD Inc.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,800 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2007 ended January 31, 2007.
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FINANCIAL TABLES FOLLOW

QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	April 30,
	2007	2006
Revenue:
License fees	$10,197	$10,291
Maintenance and other	31,037	30,190
Services	15,410	12,926

Total revenue	56,644	53,407
Cost of revenue:
Cost of license fees	1,863	1,661
Cost of maintenance, service and other revenue	22,919	19,944

Total cost of revenue	24,782	21,605

Gross profit	31,862	31,802
Operating expenses:
Sales and marketing	16,223	15,631
Research and development	10,443	9,373
General and administrative	8,127	6,399
Amortization of intangibles from acquisitions	211	10

Total operating expenses	35,004	31,413

Operating (loss) income	(3,142)	389
Other (income) expense:
Interest income	(585)	(659)
Interest expense	319	310
Other (income) expense, net	(76)	(1,384)

Total other (income) expense	(342)	(1,733)

(Loss) income before income taxes	(2,800)	2,122
Income tax (benefit) expense	(925)	713

Net (loss) income	$(1,875)	$1,409

Basic net (loss) income per share	$(0.06)	$0.04
Diluted net (loss) income per share	$(0.06)	$0.04

Basic weighted shares	32,426	32,621
Diluted weighted shares	32,426	33,422

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	January 31,
	2007	2007
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$55,463	$54,192
Restricted cash	2,612	2,612
Accounts receivable, net	54,984	68,806
Other current assets	16,760	16,352

Total current assets	129,819	141,962

Property and equipment, net	42,451	42,396
Capitalized software costs, net	9,702	9,631
Goodwill	19,898	18,834
Other assets, net	14,019	14,194

Total assets	$215,889	$227,017

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$262	$272
Accounts payable and other current liabilities	40,559	49,613
Deferred revenue	74,220	77,075

Total current liabilities	115,041	126,960

Long-term debt	17,223	17,271
Other liabilities	4,660	5,428

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	130,280	128,757
Treasury stock	(20,522)	(22,870)
Accumulated deficit	(24,828)	(21,216)
Accumulated other comprehensive loss	(6,000)	(7,348)

Total stockholders’ equity	78,965	77,358

Total liabilities and stockholders’ equity	$215,889	$227,017

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 30,
	2007	2006

Net cash provided by operating activities	$1,019	$11,189

Cash flows from investing activities:
Purchase of property and equipment	(1,209)	(1,319)
Capitalized software costs	(447)	(213)
Acquisitions of businesses, net of cash acquired	(95)	(1,067)
Proceeds from sale of property and equipment	57	159

Net cash used in investing activities	(1,694)	(2,440)

Cash flows from financing activities:
Repayments of debt	(61)	(78)
Proceeds from issuance of common stock	1,433	526
Excess tax benefits from share-based payment
arrangements	—	358
Changes in cash overdraft	(423)	1,307
Dividends paid	(810)	(815)

Net cash provided by financing activities	139	1,298

Effect of exchange rates on cash and equivalents	1,807	(1,043)

Net increase in cash and equivalents	1,271	9,004
Cash and equivalents at beginning of period	54,192	59,971

Cash and equivalents at end of period	$55,463	$68,975